Filed Pursuant to Rule 424(b)(3)
                                                          File Number 333-122097


                           PROSPECTUS SUPPLEMENT NO. 4

              PROSPECTUS SUPPLEMENT NO. 4 DATED SEPTEMBER 22, 2005
                             TO PROSPECTUS DECLARED
                            EFFECTIVE ON MAY 13, 2005
                               AS SUPPLEMENTED BY
                           PROSPECTUS SUPPLEMENT NO. 1
                              DATED JUNE 27, 2005,
                           PROSPECTUS SUPPLEMENT NO. 2
                            DATED AUGUST 11, 2005 AND
                           PROSPECTUS SUPPLEMENT NO. 3
                              DATED AUGUST 17, 2005
                          (REGISTRATION NO. 333-122097)

                                HEMOBIOTECH, INC.

This Prospectus Supplement No. 4 supplements our Prospectus dated May 13, 2005, as supplemented by Prospectus Supplement No. 1 dated June 27, 2005, Prospectus Supplement No. 2 dated August 11, 2005 and Prospectus No. 3 dated August 17, 2005. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants and options referred to in the Prospectus. You should read this Prospectus Supplement No. 4 together with the Prospectus and Prospectus Supplements Nos. 1, 2 and 3 thereto.

     This Prospectus Supplement includes the following documents, as filed by us with the Securities and Exchange Commission:

     o The attached Current Report on Form 8-K of Hemobiotech, Inc. dated September 16, 2005.

     Our shares are not traded on any national securities exchange or quoted on any inter-dealer quotation system.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 22, 2005.

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

      Date of report (Date of earliest event reported): September 16, 2005

                                HEMOBIOTECH, INC.
                                -----------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    DELAWARE
                                    --------
                 (State or Other Jurisdiction of Incorporation)

             000-51334                                 33-0995817
             ---------                                 ----------
     (Commission File Number)                (IRS Employer Identification No.)

                        14221 DALLAS PARKWAY, SUITE 1500
                               DALLAS, TEXAS 75254
                               -------------------
                    (Address of Principal Executive Offices)

                                 (214 540-8411)
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

                                 NOT APPLICABLE
                                 --------------
          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective September 16, 2005, Hemobiotech, Inc. (the "Company") announced that it has amended the terms of $200,000 aggregate principal amount of its convertible unsecured promissory notes issued in its October 2004 private placement, in response to the unsolicited offer of the holders of the notes to permit the holders to convert, prior to the close of business on September 16, 2005, all outstanding principal amount and accrued but unpaid interest thereon into shares of Hemobiotech common stock, at a conversion price of $1.06 per share. On September 16, 2005, the holders of the notes converted all $200,000 aggregate outstanding principal amount and an aggregate of approximately $17,778 of accrued but unpaid interest thereon into an aggregate of 205,451 shares of Hemobiotech common stock.

Hemobiotech filed a registration statement with the SEC covering the resale of such shares of common stock, which was declared effective by the SEC on May 13, 2005.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          HEMOBIOTECH, INC.


                                          By: /s/ Mark Rosenblum
                                             -----------------------------------
                                          Mark Rosenblum
                                          Chief Financial Officer and Secretary

     Dated: September 21, 2005